As filed with the Securities and Exchange Commission on September 7, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

RiT TECHNOLOGIES LTD.
 (Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

24 Raoul Wallenberg Street
Tel Aviv, Israel 69719
011-972-3-7664249
 (Address of Principal Executive Offices, including Zip Code and Telephone Number)
___________

Individual Option Agreements Entered into Between Certain Individuals and RiT Technologies Ltd.
 (Full Title of the Plan)
___________

RiT Technologies, Inc.
900 Corporate Drive
Mahwah, New Jersey 07430
(201) 512-1970
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
_____________________________________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large Accelerated Filer  ☐   Accelerated Filer  ☐

Non-Accelerated Filer  ☒ (Do not check if a smaller reporting company)    Smaller Reporting Company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary Shares, par value NIS 0.8 per share	438	$9.84	$4,310	$0.31
Ordinary Shares, par value NIS 0.8 per share	750	$9.60	$7,200.00	$0.51
Ordinary Shares, par value NIS 0.8 per share	750	$9.60	$7,200.00	$0.51
Ordinary Shares, par value NIS 0.8 per share	750	$10.24	$7,680.00	$0.55
Ordinary Shares, par value NIS 0.8 per share	875	$4.80	$4,200.00	$0.30
Ordinary Shares, par value NIS 0.8 per share	875	$4.80	$4,200.00	$0.30
Ordinary Shares, par value NIS 0.8 per share	500	$4.80	$2,400.00	$0.17
Ordinary Shares, par value NIS 0.8 per share	500	$4.80	$2,400.00	$0.17
Total	5,438		$39,585.00	$2.82

(1)	Calculated pursuant to Rule 457(h) under the Securities Act, based upon the weighted average of the exercise price per share of such options.

EXPLANATORY NOTE

           RiT Technologies Ltd. (the “Registrant” or the “Company”) hereby files this Registration Statement on Form S-8 (the “Registration Statement”) relating to its Ordinary Shares, par value NIS 0.8* per share (the “Ordinary Shares”), which have been reserved for issuance and are issuable upon exercise of options received pursuant to the individual option agreements granted to certain of the Company’s consultants (the “Option Agreements”).  For purposes of this Registration Statement, each of the Option Agreements constitutes an “employee benefit plan” as defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”).

* On August 24, 2009, the Company effected a one-for-eight reverse split of its ordinary shares, and accordingly the par value of its ordinary shares was changed to NIS 0.8 per share. The Ordinary Shares to be registered hereunder have been adjusted according to such reverse stock split, notwithstanding the grant date of the options to purchase such Ordinary Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

           The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the optionees under the Option Agreements as required by Rule 428(b)(1).  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

           The following documents of the Registrant, each as filed with the United States Securities and Exchange Commission (the “SEC”), are incorporated as of their respective dates in this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed with the SEC on June 29, 2010;

(b)	the Registrant’s Reports of Foreign Issuer on Form 6-K as filed with the SEC on January 6, January 28, February 9, March 16, April 29, May 17, May 25, July 1, and August 2, 2010 ; and

(c)
the description of the Registrant’s Ordinary Shares contained in its Registration Statement on Form 8-A filed with the SEC on July 17, 1997, including any amendment or report filed for the purpose of updating such description.

           All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.

           Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Israeli Companies Law 5739-1999 (the “Companies Law”), an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but the Companies Law permits a company’s articles of association to authorize the company to: (i) prospectively exculpate an office holder (as defined in the Companies Law) from liability for damage resulting from such officer holder's breach of duty of care to the company; (ii) enter into a contract to insure an office holder for the breach of his duty of care or duty of loyalty, provided that the office holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the company, or for monetary liabilities charged against him as a result of an act or omission he committed in connection with his serving as an office holder; and (iii) indemnify an office holder in connection with his service in that capacity for monetary liability incurred as a result of an action brought against him by a third party, as well as for reasonable expenses incurred in a civil action brought against him by or on behalf of the company or by other third parties or, in certain circumstances, in a criminal action.

These provisions are specifically limited in their scope by the Companies Law, which provides that a company may not indemnify an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following: (i) a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; (ii) a breach by the office holder of his duty of care if the breach was done intentionally or recklessly; (iii) any act or omission done with the intent to derive an illegal personal benefit; or (iv) any fine levied against the office holder.

In addition, under the Companies Law, indemnification of and procurement of insurance coverage for, the Company’s office holders must be approved by the Company’s audit committee and the Company’s board of directors and, in specified circumstances, by the Company’s shareholders.  The Company has a current policy for director’s and officer’s liability insurance.  The policy was approved by the Company’s shareholders.

Article 70 of the Amended Articles of Association of the Company provides as follows:

Exculpation, Indemnity and Insurance

(a)           For purposes of these Articles, the term “Office Holder” shall mean every Director and every officer of the Company, including, without limitation, each of the persons defined as “Nosei Misra” in the Companies Law.

(b)           Subject to the provisions of the Companies Law, the Company may prospectively exculpate an Office Holder from all or some of the Office Holder’s responsibility for damage resulting from the Office Holder’s breach of the Office Holder’s duty of care to the Company.

(c)           Subject to the provisions of the Companies Law, the Company may indemnify an Office Holder in respect of an obligation or expense specified below imposed on the Office Holder in respect of an act performed in his capacity as an Office Holder, as follows:

(i)           a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by court; or

(ii)           reasonable litigation expenses, including attorney’ fees, expended by an Office Holder or charged to the Office Holder by a court, in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person, or in a criminal charge from which the Office Holder was acquitted, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

The Company may undertake to indemnify an Office Holder as aforesaid, (aa) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board of Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances and (bb) retroactively.

(d)           Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of all or part of the liability of any Office Holder imposed on the Office Holder in respect of an act performed in his capacity as an Office Holder, in respect of each of the following:

(i)           a breach of his duty of care to the Company or to another person;

(ii)           a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company; or

(iii)           a financial obligation imposed on him in favor of another person.

(e)           The provisions of Articles 70(a), 70(b) and 70(c) above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description
4.1	Amended Memorandum of Association (incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F for the year ended December 31, 2009 as filed with the SEC on June 29, 2010).
4.2
Second Amended and Restated Articles of Association (incorporated by reference to Exhibit 1.2 to the Annual Report on Form 20-F for the year ended December 31, 2009 as filed with the SEC on June 29, 2010.

5.1*	Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. as to the legality of the securities being offered.
23.1*	Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. (included in Exhibit 5.1).
23.2*	Consent of Somekh, Chaikin.
24.1	Power of Attorney (included on signature page).
99.1*	Form of Option Award Letter Agreement.
_________ * Filed herewith.

Item 9.  Undertakings.

The Company hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 and 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on the 2 day of  September, 2010.

RiT TECHNOLOGIES LTD.

By:	/s/ Moti Antebi
Moti Antebi
Vice President, Finance

POWER OF ATTORNEY

           KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Eran Ayzik and  Moti Antebi, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Company to comply with the Securities Act and any requirements of the SEC in respect thereof, in connection with the filing with the SEC of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Sergey Anisimov Sergey Anisimov	Chairman of the Board of Directors	August 24, 2010.
/s/ Eran Ayzik Eran Ayzik	Chief Executive Officer and President	September 2, 2010.
/s/ Moti Antebi Moti Antebi	Vice President Finance (Principal Financial and Accounting officer)	September 2, 2010.
/s/ Boris Granovsky Boris Granovsky	Director	August 24, 2010.
/s/ Galia Druker Galia Druker	Director	August 24, 2010.
/s/ Israel Frieder Israel Frieder	Director	August 19, 2010.

/s/ Roman Govorov Roman Govorov	Director	August 19, 2010.
Authorized Representative in the United States: RiT TECHNOLOGIES, INC. By: /s/ Timothy A. Bartell Timothy A. Bartell General Manager		August 19, 2010.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended Memorandum of Association (incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F for the year ended December 31, 2009 as filed with the SEC on June 29, 2010).
4.2

Second Amended and Restated Articles of Association (incorporated by reference to Exhibit 1.2 to the Annual Report on Form 20-F for the year ended December 31, 2009 as filed with the SEC on June 29, 2010).

5.1*	Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. as to the legality of the securities being offered.
23.1*	Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. (included in Exhibit 5.1).
23.2*	Consent of Somekh, Chaikin.
24.1	Power of Attorney (included on signature page).
99.1*	Form of Option Award Letter Agreement.
_________

*  Filed herewith.